EXHIBIT 5.1

201 Redwood Shores Parkway

Redwood Shores, CA 94065-1134

+1 650 802 3000 tel

+1 650 802 3100 fax

November 14, 2012

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel to Riverbed Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Commission on November 14, 2012, relating to the registration under the Securities Act of 6,631,669 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”).

The Shares are being offered as partial consideration for outstanding shares of OPNET Technologies, Inc., a Delaware corporation (“OPNET”), pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of October 28, 2012, by and among the Company, Octagon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and OPNET (as it may be amended from time to time, the “Merger Agreement”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Prospectus/Offer to Exchange, which forms a part of the Registration Statement; (iii) the Merger Agreement; (iv) the Company’s restated certificate of incorporation; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and when issued as contemplated by Merger Agreement, will be validly issued, fully paid and non-assessable.

Riverbed Technology, Inc. November 14, 2012 Page 2

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus/Offer to Exchange, which forms a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP